As filed with the Securities and Exchange Commission on March 31, 1999
                                                      Registration No. 333-
-------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM S-8

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                APARTMENT INVESTMENT AND MANAGEMENT COMPANY
           (Exact name of Registrant as specified in its charter)

           Maryland                             84-1259577
   (State of incorporation)         (I.R.S. employer identification no.)

                   1873 South Bellaire Street, 17th Floor
                           Denver, Colorado 80222
        (Address of principal executive offices, including zip code)

            INSIGNIA PROPERTIES TRUST 1997 SHARE INCENTIVE PLAN
                          (Full title of the plan)

                              Terry Considine
                     Chairman of the Board of Directors
                Apartment Investment and Management Company
                   1873 South Bellaire Street, 17th Floor
                           Denver, Colorado 80222
                               (303) 757-8101
(Name, address and telephone number, including area code, of agent for service)

                                 Copies to:
                  Skadden, Arps, Slate, Meagher & Flom LLP
                           300 South Grand Avenue
                       Los Angeles, California 90071
                        Attention: Michael V. Gisser

                      CALCULATION OF REGISTRATION FEE

=========================================================================================
    Title of         Amount       Proposed Maximum     Proposed Maximum      Amount of
   Securities        to be        Offering Price       Aggregate Offering   Registration
to be Registered   Registered      Per Share(1)            Price(2)           Fee (3)
=========================================================================================
Class A Common
Stock              150,000(4)       $35.5625              $5,334,375          $1,483.00
=========================================================================================

(1) Calculated pursuant to Rules 457 (c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low prices reported by the New York Stock Exchange for March 29, 1999.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) The registration fee has been calculated pursuant to Section 6(b) of the Securities Act as follows: .0278% of $5,334,375, the Proposed Maximum Aggregate Offering Price of the shares of Class A Common Stock registered hereby.
(4) Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate number of additional shares of Class A Common Stock that may become issuable pursuant to the antidilution provisions of the Insignia Properties Trust 1997 Share Incentive Plan.



                                INTRODUCTION

            Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), and Insignia Properties Trust, a Maryland real estate investment trust ("IPT"), entered into the Second Amended and Restated Agreement and Plan of Merger, dated as of January 22, 1999 (the "Merger Agreement"), pursuant to which IPT was to be merged with and into AIMCO, with AIMCO as the surviving corporation (the "Merger").

            At 5:00 p.m. EST on February 26, 1999, the effective time of the Merger (the "Effective Time"), each issued and outstanding common share of beneficial interest, par value $.01 per share, of IPT (the "IPT Common Shares"), other than IPT Common Shares owned, directly or indirectly, by AIMCO, IPT or any of their respective subsidiaries, was converted into and became the right to receive 0.3601 shares of AIMCO Common Stock.

            At the Effective Time, each outstanding and unvested restricted IPT Common Share ("Restricted Shares") awarded under the Insignia Properties Trust 1997 Share Incentive Plan (the "Plan") was, by virtue of the Merger Agreement and without any further action of IPT, AIMCO or the holder of such Restricted Share, converted into 0.3601 restricted shares of AIMCO Common Stock ("AIMCO Restricted Shares").

            Each AIMCO Restricted Share issued pursuant to this prospectus shall have, and be subject to, the terms and conditions (including rights to Dividend Equivalents (as defined in the Plan)) set forth in the Plan and the applicable restricted share agreement, as in effect immediately prior to the Effective Time.

            The foregoing description of the Merger and the Merger Agreement is qualified in its entirety by reference to the Merger
Agreement, a copy of which is filed as an exhibit to IPT's Current Report on Form 8-K, dated February 4, 1999.



PART I.     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

            The information required by Part I is included in documents sent or given to participants in the Insignia Properties Trust 1997 Share Incentive Plan (the "Plan") pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

PART II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

            ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

            AIMCO is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

      o     AIMCO's Annual Report on Form 10-K for the year ended December
            31, 1998;

      o All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

      o the description of AIMCO's stock contained in its Registration Statement on Form 8-A (File No. 1-13232), filed July 19, 1994, including any amendments or reports filed for the purpose of updating such description.

            In addition, all documents subsequently filed with the Commission by AIMCO pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post- effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

            Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

            ITEM 4. DESCRIPTION OF SECURITIES

            Not applicable.

            ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

            Not Applicable.

            ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

            AIMCO's charter limits the liability of AIMCO's directors and officers to AIMCO and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of AIMCO or its stockholders to obtain other relief, such as an injunction or recission.

            AIMCO's charter and bylaws require AIMCO to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporation Law permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to
Section 14 of the Securities Act.

            AIMCO has entered into agreements with certain of its officers, pursuant to which AIMCO has agreed to indemnify such officers to the fullest extent permitted by applicable law.

            ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

            Not Applicable.

            ITEM 8. EXHIBITS.

            4.1 Specimen certificate for Class A Common Stock (incorporated by reference from AIMCO's registration statement on Form 8-A filed on July 19, 1994).
            5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP, regarding the validity of the shares of AIMCO Common Stock offered hereby.
            23.1 Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in their opinion filed as Exhibit 5.1).
            23.2  Consent of Ernst & Young LLP, Denver, Colorado
            24.1  Power of Attorney (included on page II-5).

            ITEM 9. REQUIRED UNDERTAKINGS.

            The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES

            Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 31st day of March, 1999.

                                    APARTMENT INVESTMENT AND
                                    MANAGEMENT COMPANY

                                    By /s/ Terry Considine
                                      ------------------------------------
                                       Name:  Terry Considine
                                       Title: Chairman and Chief Executive
                                              Officer




                             POWER OF ATTORNEY

            KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terry Considine and Peter
K. Kompaniez, each of whom may act without joinder of the other, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     SIGNATURE                            TITLE                      DATE
     ---------                            -----                      -----
    /s/ Terry Considine          Chairman of the Board and          3/31/99
 ------------------------        Chief Executive Officer
        Terry Considine          (Principal Executive Officer)

    /s/ Peter K. Kompaniez       Vice Chairman, President and       3/31/99
 -------------------------       Director
        Peter K. Kompaniez

   /s/ Troy D. Butts             Senior Vice President and          3/31/99
 -------------------------       Chief Financial Officer
       Troy D. Butts             (Principal Financial Officer)

  /s/ Richard S. Ellwood         Director                           3/31/99
 -------------------------
      Richard S. Ellwood

  /s/ J. Landis Martin           Director                           3/31/99
 --------------------------
      J. Landis Martin

  /s/ Thomas L. Rhodes           Director                           3/31/99
 --------------------------
      Thomas L. Rhodes

  /s/ John D. Smith              Director                           3/31/99
 --------------------------
      John D. Smith




                               EXHIBIT INDEX

Exhibit No.    Description of Exhibit
----------     ----------------------

    4.1 Specimen certificate for Class A Common Stock (incorporated by reference from AIMCO's registration statement on Form 8-A filed on July 19, 1994).
    5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP, regarding the validity of the shares of AIMCO Common Stock offered hereby.
    23.1 Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in their opinion filed as Exhibit 5.1).
    23.2     Consent of Ernst & Young LLP, Denver, Colorado
    24.1     Power of Attorney (included on page II-5).